HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL:  HAMP  (NASDAQ)               FOR IMMEDIATE RELEASE

CONTACT: CHARLES W. CLAYTON                 PHONE: (864) 231-1211
                                            FACSIMILE: (864) 231-1215

              HAMPSHIRE GROUP, LIMITED ANNOUNCES FIRST HALF RESULTS

Anderson, South Carolina, August 6, 2004...Hampshire Group, Limited today announced results for the second quarter and first half of 2004. Net sales for the quarter ended July 3, 2004 were $26,252,000 compared with $31,961,000 for the quarter ended June 28, 2003, a decrease of 17.9%. The net loss in the second quarter of 2004 was $1,694,000, or $0.42 per diluted share, compared with a net loss of $952,000, or $0.20 per diluted share in the second quarter of 2003.

Net sales for the six months ended July 3, 2004 were $80,649,000 compared with $83,128,000 in the six months ended June 28, 2003, a decline of 3.0%. The loss in the first half of 2004 from continuing operations was $1,547,000, or $0.38 per diluted share, compared with a loss of $237,000, or $0.05 per diluted share, in the first half of 2003. Net loss for the first half of 2004 was $1,547,000, or $0.38 per diluted share, compared with net income of $150,000, or $0.03 per diluted share in 2003.

Due to the seasonality of the sweater business, it is typical for Hampshire Group, Limited to report losses in the first half of the year with the majority of its sales occurring in the second half of the year.

In the first half of 2004, sales were strong for the Company's core brand product line, Designers Originals(R) sweaters for women; accordingly, the results for this line improved in comparison with 2003. This improvement was offset by the performance of the balance of the Company's other product lines. Business remained highly competitive across all product lines. The results for the second quarter were positively affected by the reduction of $785,000 of a $1,200,000 reserve established in the first quarter of 2004 for estimated incremental customs costs related to importing merchandise from one of the Company's vendors.

Ludwig Kuttner, Chairman and Chief Executive Officer, stated, "We continue to remain focused on style, quality and value for the consumer and outstanding service for the retailer. In this competitive environment, we believe we will reap long-term benefits for our Company and our shareholders by adhering to the basic business principles that have contributed to our success and the success of our customers over the years."

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.
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           Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.

                            HAMPSHIRE GROUP, LIMITED
                         COMPARATIVE SUMMARY OF EARNINGS
                      (in thousands, except per share data)

                                         Six-Month           Three-Month
                                       Period Ended          Period Ended
                                    -----------------     -----------------
                                    July 3,   June 28,    July 3,   June 28,
                                     2004      2003        2004       2003
                                    ------    -------     ------    -------

Net sales                           $80,649   $83,128     $26,252   $31,961
                                    -------   -------     -------   -------

Loss from continuing operations     ($1,547)    ($237)    ($1,694)    ($948)
Income (loss) from
  discontinued operations               -         387         -          (4)
                                    -------   -------     -------   -------
Net income (loss)                   ($1,547)     $150     ($1,694)    ($952)
                                    -------   -------     -------   -------
Basic income (loss) per share -
  Continuing operations              ($0.38)   ($0.05)     ($0.42)   ($0.20)
  Discontinued operations               -        0.08         -         -
                                    -------   -------     -------   -------
    Net income (loss)                ($0.38)    $0.03      ($0.42)   ($0.20)
                                    -------   -------     -------   -------
Diluted income (loss) per share -
  Continuing operations              ($0.38)   ($0.05)     ($0.42)   ($0.20)
  Discontinued operations               -        0.08         -         -
                                    -------   -------     -------   -------
    Net income (loss)                ($0.38)    $0.03      ($0.42)   ($0.20)
                                    -------   -------     -------   -------
Weighted average number of
   Shares outstanding-  Basic         4,077     4,709       4,077     4,730
                                    -------   -------     -------   -------
                        Diluted       4,077     4,840       4,077     4,730
                                    -------   -------     -------   -------